Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Variable Products, Inc.:

We consent to the use of our reports, dated February 24, 2016, with respect to the financial statements of the Calvert VP SRI Large Cap Core Portfolio, Calvert VP Natural Resources Portfolio, Calvert VP S&P 500 Index Portfolio, and Calvert VP Russell 2000 Small Cap Index Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Financial Statements” in this Prospectus/Proxy Statement .

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 12, 2016